Exhibit 11.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated April 27, 2022, with respect to the consolidated balance sheet of Rise Companies Corp. and subsidiaries as of December 31, 2021, and the related consolidated statement of operations, statement of changes in stockholders’ equity and non-controlling interests, and cash flows for the year ended December 31, 2021, and the related notes incorporated herein by reference.

/s/ KPMG LLP

McLean, Virginia

April 27, 2022